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                                                            Exhibit 23

                         Consent of Independent Auditors



The Board of Directors
SLH Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-33345) of SLH Corporation of our report dated February 20, 1998, relating to the consolidated balance sheets of SLH Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997, annual report on Form 10-K of SLH Corporation.

                                          S/KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP


Kansas City, Missouri
March 30, 1998